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                                 [LETTERHEAD]


                                June 18, 1997



Cortec Pharmaceuticals, Inc.
15241 Barranca Parkway
Irvine, California 92618

     RE: REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

   At your request, we have examined the form of Registration Statement on Form SB-2, (the "Registration Statement"), being filed by Cortex Pharmaceuticals, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on June 18, 1997, in connection with the registration under the Securities Act of 1933, as amended, of 4,600,537 shares of Common Stock, $.001 par value per share, of the Company (the "Common Stock"), to be sold by certain stockholders of the Company. The Registration Statement relates to (i) 1,191,291 shares of the Company's Common Stock which are to be offered for resale by certain holders, such shares to be issued to the holders of currently outstanding warrants (the "Warrants") upon exercise of such Warrants, (ii) 1,704,623 shares of the Company's Common Stock which are to be offered for resale by certain holders following the issuance of such shares upon conversion of shares of the Company's Series A Preferred Stock held by such holders, and (iii) 1,704,623 shares of the Company's Common Stock that may be offered for resale by certain holders, such shares may be issued upon exercise of special purchase rights triggered by conversion of the Company's Series A Preferred Stock.

   We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion. Based upon the foregoing and upon such issues of law as we deem relevant, it is our opinion that: (i) the 1,191,291 shares of Common Stock underlying the Warrants have been duly and validly authorized and, when issued upon exercise of the Warrants, will be validly issued, fully paid and nonassessable; (ii) the 1,704,623 shares of Common Stock underlying the Series A Preferred Stock have been duly and validly authorized and, when issued upon conversion of the Series A Preferred Stock, will be validly issued, fully paid and nonassessable; and (iii) the 1,704,623 shares of Common Stock underlying the special purchase

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June 17, 1997
Page Two

rights have been duly and validly authorized and, when issued upon exercise of such rights, will be validly issued, fully paid and nonassessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement, including the Prospectus constituting a part thereof and any amendment thereto.



                                        Very truly yours,

                                        STRADLING, YOCCA, CARLSON & RAUTH

                                        /s/ Stradling, Yocca, Carlson & Rauth